Exhibit 99.2

EDITORIAL CONTACT:	PRGP14160

Amy Flores

+1 408 345 8194

amy_flores@keysight.com

INVESTOR CONTACT:

Jason Kary

+1 707 577 6916

jason_kary@keysight.com

Keysight Technologies Begins Trading as Independent Company

SANTA ROSA, Calif., Nov 3, 2014 — Keysight Technologies, Inc. (NYSE: KEYS) has announced that its separation from Agilent Technologies, Inc. (NYSE:A) has been completed. The newly independent company will begin “regular-way” trading on the New York Stock Exchange (NYSE) today under the ticker symbol KEYS.

“Today marks a major milestone for Keysight as we begin the next phase of our journey. As an independent company, the top opportunities within the electronic measurement market are now the top opportunities for Keysight,” said Ron Nersesian, Keysight president and CEO. “With a 75-year heritage of market and technology leadership and our strong business model, we look forward to delivering superior value to our customers and shareholders.”

Keysight’s separation from Agilent occurred on November 1, 2014 through a distribution of 100 percent of the outstanding common stock of Keysight to Agilent shareholders of record as of the close of business on October 22, 2014.  Agilent shareholders of record received one share of Keysight common stock for every two shares of Agilent common stock they held. Approximately 167.5 million shares of Keysight common stock were distributed on November 1, 2014 to Agilent shareholders.

Keysight at a Glance

•                  Provides measurement technology and solutions for engineers, scientists, manufacturers, businesses, researchers and government agencies in more than 100 countries.

•                  Headquartered in Santa Rosa, California, the company had revenues of $2.9 billion in fiscal year 2013.

•                  Holds leadership positions in its industry segments of: Communications; Aerospace and Defense; and Industrial, Computers and Semiconductors.

•                  Employs 9,700 people and has 12 R&D centers around the world.

Forward-Looking Statements

This news release contains forward-looking statements as defined in the Securities Exchange Act of 1934 and is subject to the safe harbors created therein. The forward-looking statements contained herein include, but are not limited to, information regarding Keysight’s future revenues, earnings and profitability; the future demand and opportunities for the company’s products and services; and customer expectations. These forward-looking statements involve risks and uncertainties that could cause Keysight’s results to differ materially from management’s current expectations. Such risks and uncertainties include, but are not limited to, unforeseen changes in the strength of our customers’ businesses; unforeseen changes in the demand for current and new products, technologies, and services; customer purchasing decisions and timing.

In addition, other risks that Keysight faces include those detailed in Keysight’s filings with the Securities and Exchange Commission, including our Form 10, and amendments thereto. Forward-looking statements are based on the beliefs and assumptions of Keysight’s management and on currently available information. Keysight undertakes no responsibility to publicly update or revise any forward-looking statement.

About Keysight Technologies

Keysight Technologies (NYSE:KEYS) is a global electronic measurement technology and market leader helping to transform its customers’ measurement experience through innovations in wireless, modular, and software solutions. Keysight’s electronic measurement instruments, systems, software and services are used in the design, development, manufacture, installation, deployment and operation of electronic equipment. Information about Keysight is available at www.keysight.com

Additional investor information can be found at www.investor.keysight.com

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NOTE TO EDITORS: Further technology, corporate citizenship and executive news is available at www.keysight.com/go/news.

Source: IR-KEYS